SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 16, 2009

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

CALIFORNIA	000-22750	33-0224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7676 Hazard Center Drive, Suite 1500
San Diego, CA 92108
(Address of principal executive office)
Issuer's telephone number:  (619) 881-2800

Section 1  Registrant’s Business and Operations

Section 1.01  Entry into a Material Definitive Agreement

On October 16, 2009, Royale Energy, Inc., entered into a Securities Purchase Agreement (the “Agreement”), a copy of which is attached to this report, by and between the Company and an institutional investor. The terms of the agreement include the sale of 623,053 shares of common stock at $3.21 per share, and warrants which are immediately exercisable for a period of 5 years to purchase 342,679 shares in the aggregate at $3.53 per share  All of such warrants contain customary adjustments for corporate events such as reorganizations, splits, dividends, and the exercise prices of all such warrants are subject to weighted-average anti-dilution adjustments in the event of additional issuances of common stock below the exercise price then in effect.  The investor has also agreed to waive the upward share adjustment portion of the anti-dilution provision that exists in the warrant issued in connection with its 2008 purchase, solely in connection with this transaction.  The Company will also provide customary registration rights in connection with the transaction.

Section 3  Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

The disclosure provided in Item 1.01 of this report is hereby incorporated by reference into this Item 3.02.

On October 16, 2009, the Company agreed to sell 623,053 shares of its Common Stock to an institutional investor for $3.21 per share pursuant to the Agreement. As part of the transaction, the Company also issued to such investor the Warrants described above.  Closing of the transaction occurred on October 20, 2009

The total gross sales proceeds were approximately $2,000,000, and the Company received net proceeds of approximately $1,880,000 after deduction of fees and expenses associated with the sale, including a cash placement fee. The placement agent also received warrants to purchase up to 33,994 shares of Common Stock at an exercise price of $3.53 per share.

The Agreement required the Company to enter into a Registration Rights Agreement, a copy of which is attached to this report, which requires the Company to file a registration statement under the Securities Act of 1933 within 30 days after the Closing Date covering the resale of the Common Stock issued to such investor and the Warrant Shares.  The Company will pay all expenses incurred in connection with filing such registration statement.

The proceeds of the transaction will be used to used to accelerate drilling of wells in follow up to the recently announced discovery.  In addition to the Wylie well that will be started this week, the company will now initiate the permit process for the Vann and Magnum prospects, which it expects to begin drilling before the end of next quarter.

The Company sold the Common Stock and Warrants in reliance on the exemption from securities registration requirements contained in Regulation D and Section 4(2) of the Securities Act of 1933.

The description of the private placement herein and related documentation disclosed in this report does not purport to be complete and is qualified in its entirety by reference to the Agreement, the form of the Warrants and the Registration Rights Agreement, which are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this report and are incorporated herein by reference.

The Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company. The Agreement contains representations and warranties that the parties thereto made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution of the Agreement. Accordingly, potential investors and shareholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the press release announcing the signing of the Agreement is incorporated herein and attached to this report as Exhibit 99.1.

Section 8  Other events

Item 8.01  Other Events

The institutional investor has also agreed to waive the upward share adjustment portion of the anti-dilution provision in an outstanding warrant issued in connection with a 2008 transaction solely in connection with this transaction.  The waiver is attached to this report as Exhibit 99.2.

Section 9  Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibits

4.1           Form of  Warrant
10.1           Securities Purchase Agreement
10.2           Registration Rights Agreement
99.1           Press Release
99.2           Partial waiver of warrant anti-dilution provision

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: October 20, 2009	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co- President, Co-Chief Executive Officer and Chief Financial Officer